Exhibit 99.1

FOR IMMEDIATE RELEASE

SHAREN JESTER TURNEY
JOINS M/I HOMES BOARD

Columbus, Ohio (December 29, 2010) - M/I Homes, Inc. (NYSE: MHO) today announced that Sharen Jester Turney, Chief Executive Officer and President of  Victoria’s Secret, a division of Limited Brands, Inc.,  has been elected to the M/I Homes Board of Directors effective January 1, 2011.  Ms. Turney will be filling the vacancy created by Yvette McGee Brown’s resignation from the Board as a result of her recently announced appointment to the Ohio Supreme Court.

In making the announcement, M/I Homes Chairman and CEO Robert H. Schottenstein stated, “We are delighted to welcome Sharen to our Board.  She is a proven leader with exceptional skills in retailing, marketing and understanding the customer.  Her extensive expertise and business acumen will greatly benefit our Company.” Mr. Schottenstein continued: “I would also like to take this opportunity to thank Yvette for her distinguished service to M/I Homes for which we are sincerely grateful.”

Prior to her role as CEO and President of Victoria’s Secret, Ms. Turney held the same positions at Victoria’s Secret Direct, the brand’s catalogue and e-commerce arm.  Ms. Turney joined Victoria’s Secret Direct from Neiman Marcus where her role as an Executive Vice President included responsibility for merchandising, creative production, advertising and public relations. She also previously served as Senior Vice President and General Merchandise Manager for Neiman Marcus stores, and President and CEO of NM Direct, the company’s direct marketing business.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 77,500 homes.  The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes.  The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Charlotte and Raleigh, North Carolina; Houston, Texas; and the Virginia and Maryland suburbs of Washington, D.C.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225